EXHIBIT 10.9

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”), between Panhandle Oil and Gas, Inc. (“Panhandle”) and Paul F. Blanchard (“Blanchard”) (collectively, the “Parties”) is effective as of the 26th day of August 2019 (the “Effective Date”).

WHEREAS, Panhandle has decided to end the employer/employee relationship with Blanchard on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Termination of Employment Relationship. Blanchard’s employment with Panhandle will cease on September 30, 2019 (the “Termination Date”). On the Effective Date, Blanchard hereby resigns as a Director of the Panhandle Board of Directors and as an Officer of Panhandle. Blanchard shall remain an active employee of Panhandle with pay and benefits until the Termination Date. During the period between the Effective Date and the Termination Date, (the “Transition Period”) Blanchard will work as an advisor at the direction of the Interim CEO to cooperate and assist in the transition of job duties and responsibilities. The Parties have agreed to certain conditions as set forth in this Agreement as consideration for Blanchard signing the General Release attached as Exhibit A on or before September 20, 2019 and, the General Release attached as Exhibit B within 21 days of the Termination Date.

2.

Transition/Severance Payments. Panhandle shall make certain payments outlined below (the “Transition Payment” or “Severance Payment”) as consideration for Blanchard signing each General Release and complying with the terms of this Agreement. If Blanchard signs this Agreement, Panhandle will continue payment of Blanchard’s current Base Salary from the Effective Date through the Termination Date. Blanchard states that as of the Effective Date, he has been paid all wages due and owing to him.

The Severance Payment shall be: A lump sum payment equal to (i) one year of Employee’s annualized salary in the amount of Three Hundred Twenty-Six Thousand Five Hundred Dollars ($326,500); and, (ii) an annual bonus payment in the amount of Three Hundred Twenty-Six Thousand Five Hundred Dollars ($326,500); and, (iii) an amount equal to the cost of extending medical coverage for Blanchard and his spouse and/or eligible dependents, (as applicable and to the extent such participation is allowed by the terms of the medical plan maintained by Panhandle) under the Panhandle medical plan as available under the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”) for a period of 12 months following the Termination Date. Additionally, as part of the Severance Payment, Panhandle will accelerate vesting on 100% of the 3950 shares purchased pursuant to the Stock Purchase and Restriction Agreement, 2016 Non-Performance share grant. Blanchard will also be eligible for the 2019 bonus (including discretionary component) to the extent the relevant metrics are met as determined by the Board of Directors.

The Severance Payment will be paid in one lump sum in accordance with Panhandle normal payroll practices in effect on the Termination Date, provided the payment shall not occur until Blanchard signs and does not revoke the General Release attached as Exhibit B within 21 days after the Termination Date. The Severance Payment will be subject to standard withholding for taxes and other deductions in accordance with usual payroll policy.

Except as otherwise provided in the Agreement, Blanchard acknowledges he is not vested in any shares purchased under any Stock Purchase and Restriction Agreement: Performance Shares; and, Panhandle will exercise its repurchase option as to those shares. Blanchard further acknowledges that he is not vested in any Stock Purchase and Restriction Agreement: Non Performance Shares purchased under the 2017 and 2018 grants and Panhandle will exercise the option to repurchase all shares. If Blanchard does not sign or if he revokes his signature on the General Release attached as Exhibit B, Panhandle will also repurchase all shares purchased under the 2016 grant.

3.

Outplacement Assistance.  If Blanchard signs and does not revoke his signature on the General Release attached as Exhibit A, as a Transition Payment, Panhandle will pay an additional sum for Blanchard to receive outplacement services from a provider selected by Panhandle. Panhandle will pay the outplacement services company directly, and the total cost of services shall not exceed Thirty Five Thousand Dollars ($35,000).

4.

Employee Stock Ownership Plan. The Parties acknowledge the July 2019 board approval of an Employee Stock Ownership Plan (“ESOP”) company contribution (“ESOP Contribution”), with any amount above the IRS contribution limits being paid in cash to employees (“ESOP Contribution Payment”). The Parties agree that Blanchard will be eligible for and will be paid the ESOP Contribution and ESOP Contribution Payment pursuant to the board’s directive.

5.

Vacation Payout. Regardless of whether Employee signs this Agreement, Employee will be paid for his accrued but unused vacation, subject to all applicable withholdings and deductions, on Panhandle’s next regular pay date following the Termination Date.

6.

Acknowledgements. Blanchard acknowledges that he does not have a pre- existing duty or obligation to enter into this Agreement. Blanchard acknowledges that if he does not (i) sign and accept the terms of this Agreement and (ii) execute a General Release now and again following his termination of employment, or if he violates the provisions of this Agreement, Panhandle has no obligation to make the Transition Payment or Severance Payment, in which case the release of claims provided and any promises made by Blanchard within this Agreement will be null and void. Panhandle acknowledges that if Blanchard signs and complies with the terms of this Agreement and each General Release that Panhandle is bound to make the Transition Payment or Severance Payment.

Blanchard’s and his spouse’s coverage under Panhandle health plans will end on the last day of the month following the Termination Date, September 30, 2019, unless he elects COBRA continuation coverage. By signing this Agreement, Blanchard acknowledges that he is solely responsible for electing COBRA continuation coverage and Panhandle acknowledges that it is responsible to provide Blanchard with all required notices regarding COBRA continuation coverage.

7.	Counsel. Blanchard acknowledges that he has been represented by legal counsel, and his attorney reviewed each of these documents before he signed.

8.

Acceptance. Blanchard acknowledges he has been provided twenty-one (21) days from the Effective Date to consider signing the General Release attached as Exhibit A, and will have twenty-one (21) days after the Termination Date to sign the General Release attached as Exhibit B. Blanchard may waive all or any part of either twenty-one (21) day period by signing and returning a General Release prior to the expiration of the applicable twenty-one (21) day period.

9.

Revocation. If Blanchard decides to sign either General Release A or B, Blanchard may revoke that decision with regard to claims under the Age Discrimination in Employment Act at any time within seven (7) calendar days of the execution of each General Release by written notice to the Lead Independent Director of Panhandle. Blanchard understands that he cannot revoke his signature on a General Release at any time after that seven

(7) day period. Blanchard also understands that the seven (7) day revocation period cannot be waived.

10.

Actions. By signing this Agreement, Blanchard represents that he has not commenced and will not commence any action or complaint with any court, arbitrator or other body with jurisdiction over such disputes regarding his employment. Furthermore, if he has filed any such action, he promises to dismiss the same with prejudice. Nothing in this Agreement is intended to prohibit Blanchard from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures, including providing documents and other information, that are protected under the whistleblower provisions of federal law or regulation.

11.

Non-Solicitation.  Blanchard agrees that for a period of one (1) year following   the Effective Date, Blanchard shall not directly, or through any other person or entity, solicit the purchase or sale of mineral interests, including but not limited to: mineral rights, leasehold  rights, working interests, override interests or royalty interests (“Mineral Interests”) from any Customer of Panhandle. Customer is defined as any entity or individual from which Panhandle has solicited, purchased, evaluated for purchase or is in the process of purchasing Mineral Interests. Blanchard, thru written request to the Lead Independent Director may seek an exception to this limitation. Blanchard further agrees that for a period of one (1) year following the Effective Date Blanchard shall not solicit, directly or indirectly, actively or inactively, the employees or independent contractors of Panhandle to become employees or independent contractors of another person or business.

12.

Confidentiality of Information. As a further condition of this Agreement, Blanchard promises not to make any independent use of, or disclose to any other person or organization, or destroy any of the non-public, confidential, proprietary information or trade secrets of Panhandle except as expressly permitted in an email or other written communication from the Independent Lead Director of the Panhandle Board of Directors.  This shall apply to any information which is of a special and unique value and includes, without limitation, both written and unwritten information relating to operations, business planning and strategies.

13.

Commitment to Preserve Good Name. Furthermore, Blanchard will not disparage but will instead uphold and preserve the name and reputation of Panhandle and the names and reputations of the Board Members, trustees, officers, employees, and representatives of Panhandle to any individuals, entities or the press or media. Panhandle and its Board Members, and officers of Panhandle will not disparage but will instead uphold and preserve the name and reputation of Blanchard to any individuals, entities or the press or media.

14.

Arbitration. The Parties agree that any dispute, claim or controversy between the Parties which may arise out of or relate to Blanchard’s employment relationship or this Agreement shall be settled by arbitration. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Panhandle will pay all required filing fees, fees of the arbitrator and any other arbitration fees. Arbitration will be held in Oklahoma City, Oklahoma unless the Parties mutually agree on another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The Parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate shall preclude Panhandle from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches of Blanchard of this Agreement.

15.

Entire Agreement. This Agreement and each General Release constitute the entire agreement between Panhandle and Blanchard with regard to the parties’ employer/employee relationship. Panhandle and Blanchard agree that there are no oral representations or understandings between them that are not contained within the written terms of these documents. Furthermore, the parties agree that this Agreement and each General Release may not be modified orally. To change the terms of this Agreement, both Blanchard and Panhandle must do so in writing. Finally, if any portion of this Agreement is held by a court to be invalid, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be impaired, or invalidated.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be as of the date first above written.

Dated: September 20, 2019/s/ Paul F. Blanchard

Paul F. Blanchard

Dated: September 30, 2019Panhandle Oil and Gas, Inc.

By /s/ Mark T. Behrman

Its Lead Independent Director

Exhibit A GENERAL RELEASE

In consideration of  the agreement by PANHANDLE  to make certain payments to me pursuant to the terms reflected in the Transition Agreement dated September 20, 2019 (the “Transition Agreement”), I hereby release and discharge PANHANDLE and its directors, trustees, employees, officers and benefit plans (hereafter collectively referred to as “PANHANDLE”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against PANHANDLE either as a result of my employment with PANHANDLE and/or the severance of that relationship, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims whether such claims are pursuant to an express or implied employment agreement or otherwise.

I understand that this release means that I have forfeited my right to sue PANHANDLE for any reason related to my past employment. This release will prevent me from asserting that I was discriminated against because of race, color, gender, age, religion, national origin, military status, workers’ compensation claims, FMLA claims, sexual orientation, gender identity, genetic data, disability or any other status protected by law. This release will also prevent me from alleging that I was retaliated against for any reason, or that I was denied any money, benefits, leave, or any other term of employment.

This General Release includes, but is not limited to, claims arising under express or implied contracts of employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act, and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.

This General Release also serves to waive all claims or rights available to me pursuant to the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Veterans' Reemployment Rights Act, including, but not limited to, rights to reinstatement or reemployment.  This General Release also applies to any claims or rights I may have growing  out of the employer/employee relationship between me and PANHANDLE or any legal or equitable restrictions on PANHANDLE right not to continue an employment relationship with its employees, including any express or implied employment contracts, “public policy” claims, and to any claims I may have against PANHANDLE for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

A-1

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against PANHANDLE (i) which arise after the date I execute this General Release or (ii) on any vested rights I may have under any of PANHANDLE benefit plans or arrangements as of or after my last day of employment with PANHANDLE or (iii) on any of PANHANDLE obligations under the Transition Agreement. Nothing contained herein shall interfere with or waive my right to enforce or challenge the Transition Agreement in a court of competent jurisdiction or in arbitration, as further provided by the Transition Agreement. Furthermore, it is specifically agreed that nothing in the Transition Agreement or this General Release is intended to affect the rights and responsibilities of the Equal Employment Opportunity Commission or other governmental agency to enforce any statutes prohibiting employment discrimination or to interfere with my right to file a charge or participate in an investigation or proceeding conducted by any such agency. However, I do agree not to accept any relief or recovery from any charge or complaint filed against PANHANDLE with any such agency or court with regard to claims arising from my employment.

I have carefully reviewed and fully understand all the provisions of the Transition Agreement and this General Release. I have not relied on any representation or statement, oral or written, by PANHANDLE or any of its representatives, which is not set forth in those documents.

The Transition Agreement and this General Release set forth the entire agreement between me and PANHANDLE with respect to this subject. I understand that PANHANDLE’s obligation to enter into the Transition Agreement and perform under the Transition Agreement is contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Transition Agreement.

I also acknowledge that PANHANDLE advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal advice that I believed were necessary for me to fully understand the effects and consequences of the Transition Agreement and this General Release prior to signing those documents.

I acknowledge that PANHANDLE gave me twenty-one (21) days to consider whether I wish to accept or reject the terms of the Transition Agreement in exchange for this General Release. I understand that if I sign and date this agreement prior to the expiration of the twenty-one (21) day period I hereby waive my rights to such twenty-one-day period and understand that my seven (7) day revocation period will begin on the date that I sign and return this General Release to PANHANDLE.

Dated this 20th day of September 2019.

By: /s/ Paul F. Blanchard
Paul F. Blanchard

A-2

Exhibit B GENERAL RELEASE

In consideration of the agreement by PANHANDLE to make certain payments to me pursuant to the terms reflected in the Transition Agreement dated September 20, 2019 (the “Transition Agreement”), I hereby release and discharge PANHANDLE and its directors, trustees, employees officers and benefit plans (hereafter collectively referred to as “PANHANDLE”)  from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against PANHANDLE either as a result of my employment with PANHANDLE and/or the severance of that relationship, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims whether such claims are pursuant to an express or implied employment agreement or otherwise.

I understand that this release means that I have forfeited my right to sue PANHANDLE for any reason related to my past employment. This release will prevent me from asserting that I was discriminated against because of race, color, gender, age, religion, national origin, military status, workers’ compensation claims, FMLA claims, sexual orientation, gender identity, genetic data, disability or any other status protected by law. This release will also prevent me from alleging that I was retaliated against for any reason, or that I was denied any money, benefits, leave, or any other term of employment.

This General Release includes, but is not limited to, claims arising under express or implied contracts of employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act, and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.

This General Release also serves to waive all claims or rights available to me pursuant to the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Veterans' Reemployment Rights Act, including, but not limited to, rights to reinstatement or reemployment.  This General Release also applies to any claims or rights I may have growing  out of the employer/employee relationship between me and PANHANDLE or any legal or equitable restrictions on PANHANDLE rights not to continue an employment relationship with its employees, including any express or implied employment contracts, “public policy” claims, and to any claims I may have against PANHANDLE for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

B-1

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against PANHANDLE (i) which arise after the date I execute this General Release or (ii) on any vested rights I may have under any of PANHANDLE benefit plans or arrangements as of or after my last day of employment with PANHANDLE or (iii) on any of PANHANDLE obligations under the Transition Agreement. Nothing contained herein shall interfere with or waive my right to enforce or challenge the Transition Agreement in a court of competent jurisdiction or in arbitration, as further provided by the Transition Agreement. Furthermore, it is specifically agreed that nothing in the Transition Agreement or this General Release is intended to affect the rights and responsibilities of the Equal Employment Opportunity Commission or other governmental agency to enforce any statutes prohibiting employment discrimination or to interfere with my right to file a charge or participate in an investigation or proceeding conducted by any such agency. However, I do agree not to accept any relief or recovery from any charge or complaint filed against PANHANDLE with any such agency or court with regard to claims arising from my employment.

I have carefully reviewed and fully understand all the provisions of the Transition Agreement and this General Release. I have not relied on any representation or statement, oral or written, by PANHANDLE or any of its representatives, which is not set forth in those documents.

The Transition Agreement and this General Release set forth the entire agreement between me and PANHANDLE with respect to this subject. I understand that PANHANDLE’s obligation to enter into the Transition Agreement and perform under the Transition Agreement is contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Transition Agreement.

I also acknowledge that PANHANDLE advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such action and obtained information and independent legal advice that I believed was necessary for me to fully understand the effects and consequences of the Transition Agreement and this General Release prior to signing those documents.

I acknowledge that PANHANDLE gave me twenty-one (21) days to consider whether I wish to accept or reject the terms of the Transition Agreement in exchange for this General Release. I understand that if I sign and date this agreement prior to the expiration of the twenty-one (21) day period I hereby waive my rights to such twenty-one-day period and understand that my seven (7) day revocation period will begin on the date that I sign and return this General Release to PANHANDLE.

Dated this 1st day of October 2019.

By: /s/ Paul F. Blanchard
Paul F. Blanchard

B-2